Aether Announces Fourth Quarter And Fiscal Year 2005 Results
Loss of ($0.07) per share for 2005
Q4 MBS Impairment Charge of ($0.09) per share
Baltimore, MD – March 9, 2006 (Business Wire) — Aether Holdings, Inc. (Nasdaq: AETH), today reported financial results for the fourth quarter and fiscal year ended December 31, 2005.1 Loss from continuing operations for the fourth quarter of 2005 was ($0.09) per share, or approximately ($3.8 million), compared with a loss from continuing operations of ($0.08) per share, or approximately ($3.7 million), in the fourth quarter of 2004. Loss from continuing operations for the year ended December 31, 2005 was ($0.07) per share, or approximately ($3.3 million), compared with a loss from continuing operations of ($0.54) per share, or approximately ($23.7 million), for the year ended December 31, 2004.
The loss in the fourth quarter resulted primarily from the Company’s decision to recognize previously unrealized losses in its mortgage-backed securities (“MBS”) portfolio as of December 31, 2005 by recording a one-time charge to fourth quarter 2005 earnings of ($0.09) per share, or approximately ($4.0 million), reflecting an other than temporary decline in the fair market values of securities in its MBS portfolio. Excluding this charge, the Company would have reported income from continuing operations of $0.02 per share, or approximately $667,000, and $0.00 per share, or approximately, $189,000, for the year and the fourth quarter ended December 31, 2005, respectively. Of this $4.0 million charge, $3.5 million had been reflected as a reduction to stockholders’ equity on the Company’s balance sheet, as of September 30, 2005.
The Company concluded it was appropriate to recognize these unrealized losses and write down the value of its MBS portfolio because recent events had caused management to determine that such losses should now be considered “other than temporary” impairments under Statement of Accounting Standards 115 Accounting for Certain Investments in Debt and Equity Securities. Management previously has viewed these unrealized losses as not being “other than temporary,” but as a result of the decline in the profitability of the leveraged MBS portfolio, the decision to sell a portion of the MBS portfolio in the first quarter of 2006 and repay all outstanding borrowings under repurchase agreements, and the potential for the Company to pursue additional or alternative business opportunities that may require the sale of some or all of our remaining MBS, management has changed its view and does not continue to have the firm intention to hold existing MBS investments until maturity, or such time as the market value has recovered.

[1]	In accordance with generally accepted accounting principles (“GAAP”), the results of Aether’s Transportation and Mobile Government businesses, which were sold in September 2004, and its Enterprise Mobility Systems business, which was sold in January 2004, have been presented as discontinued operations for all periods, so that period-to-period comparisons are presented on a comparable basis. Aether’s continuing operations reflect the results of its mortgage-backed securities business.

March 2006 Sales of MBS
The Company also reported that in response to ongoing increases in the federal funds rate and an inversion of the current yield curve, which have had a continuing negative impact on the value and performance of its MBS portfolio, it entered into commitments on March 8, 2006, to sell approximately $140 million of MBS. These commitments will settle on March 27, 2006, and most of the proceeds will be used to repay all of the Company’s then-outstanding short-term borrowings under repurchase agreements (approximately $119 million), which have been incurred to leverage the MBS portfolio. In connection with these transactions, the Company will record an additional loss on sale of MBS of approximately $490,000 in its first quarter 2006 financial statements, due to the further decline in the value of these MBS securities since December 31, 2005.
“In the fourth quarter of 2005, the average cost of our MBS-related borrowings began to exceed the average yield on our MBS securities, causing us to experience a negative interest rate spread on the leveraged portion of our portfolio,” said David Oros, Aether’s Chairman and CEO. “This negative spread has continued into 2006, and with the advice of our outside advisors, management and our Board we concluded that we should sell a portion of our MBS holdings in order to repay all of our MBS-related borrowings and eliminate this negative impact on our earnings and cash flow.”
The Company also reported that although market conditions have caused it to experience a decline in both net interest income and the fair market value of its MBS, as of December 31, 2005 the Company has realized approximately $3.7 million in net earnings from its MBS business since commencing that business in June 2004. This net amount includes $5.6 million in net interest income, $2.1 million in net gains on sales of MBS, and the $4.0 million impairment loss on the MBS portfolio as of December 31, 2005. (These amounts exclude all first quarter 2006 results, including the $490,000 loss on MBS sales that the Company will realize as a result of the March 2006 sales). In addition, the Company stated that it does not expect to purchase any additional MBS in the near term, pending the results of the strategic work with Jefferies & Company and a further assessment later in 2006 of the outlook for its MBS business in light of market conditions. Although the Company expects to maintain its remaining MBS portfolio during this time (excluding the MBS sold this month), the Company said it might sell additional MBS based upon its continued evaluation of market conditions and the advice of its outside professional investment advisors.
Fourth Quarter and Fiscal Year Results
The Company reported that net interest income from MBS was $1.1 million in the fourth quarter of 2005 compared to $672,000 in the fourth quarter of 2004 and $1.2 million in the third quarter of 2005. The Company attributed the reduction in net interest income to the increase in its borrowing costs associated with leveraging its MBS portfolio.
The Company said operating expenses, exclusive of management fees paid to its third-party MBS portfolio manager, were approximately $959,000 in the fourth quarter of 2005 as compared to approximately $2.4 million in the fourth quarter of 2004 and $1.0 million in the third quarter of 2005. This level of operating expenses is consistent with guidance previously provided by the Company.
At December 31, 2005, the Company’s MBS portfolio had a fair value of $253.9 million, compared to a fair value of $281.2 million at September 30, 2005 and $62.2 million at December 31, 2004. No MBS were purchased during the fourth quarter of 2005. As of December 31, 2005, the Company had approximately $133.9 million in borrowings under short-term repurchase agreements, which had a weighted average maturity of 25 days and a weighted average interest rate of 4.23%, compared to 18 days and 3.84% as of September 30, 2005. The Company had no borrowings under short-term repurchase agreements at December 31, 2004. The weighted average coupon on the Company’s MBS was 4.28% during the quarter ending December 31, 2005, compared to 3.92% at December 31, 2004 and 4.35% at September 30, 2005. The Company’s debt-to-equity ratio as of December 31, 2005 was 1.1:1, compared to 1.4:1 as of September 30, 2005
All of the Company’s MBS are hybrid adjustable-rate securities that have initial fixed interest rates for three or five years and thereafter generally reset on an annual basis. In the fourth quarter of 2005, the weighted average annualized yield on average earning assets was 3.99%, versus 3.76% in the fourth quarter of 2004 and 4.01% in the third quarter of 2005. For the fourth quarter of 2005, the Company’s weighted average cost of funds was 4.06%, which equates to a negative interest rate spread of (0.07%) for the quarter, compared to a positive spread of 0.50% for the third quarter of 2005. The Company did not have borrowings under short-term repurchase agreements during the third quarter of 2004. The weighted average constant prepayment rate on the Company’s MBS portfolio was 30.0% during the fourth quarter of 2005, as compared to 7.3% during the fourth quarter of 2004 and 32.1% for the third quarter of 2005.
Strategic Process
The Company also reiterated that it is continuing to evaluate additional potential business opportunities that could enable it to more rapidly realize value from its substantial accumulated net operating and capital loss carryforwards, which totaled $777.8 million and $287.8 million, respectively, at December 31, 2005. The Company said it has not yet identified a particular new strategy or business to pursue. As previously reported, the Company recently engaged Jefferies & Company, Inc. to provide advisory services in connection with this strategic process.
Earnings Release and Conference Call
The Company will host a conference call to discuss its operating results on Friday, March 10, 2005 at 8:30 a.m., Eastern Time. Interested parties may access the call at www.aetherholdings.com or by telephone at (800) 500-0177 / (719) 457-2679. Please ask for confirmation code 4654836. Replay of this call will be available until March 30, 2006, by calling (888) 203-1112 / (719) 457-0820, access code 4654836.
About Aether Holdings, Inc.
Aether Holdings owns and manages a portfolio of mortgage-backed securities through its wholly-owned subsidiary Aether Systems, Inc.
Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding the Company’s expectations about anticipated future cash balances and expense reductions. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1)

our MBS business involves significant risks related primarily to changes in interest rates; (2) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (3) in managing the MBS portfolio, we will depend heavily on third party investment managers and financial advisors and consultants, and there is no assurance that such third parties will continue to work with us, in which event our performance could be negatively affected; (4) as a result of continued negative market conditions for MBS, the value of our MBS may decline further and we may realize additional losses if we sell additional MBS; (5) our financial condition could be negatively affected by contingent or retained liabilities relating to businesses that we have sold which includes post-closing indemnity claims relating to the sale of our Transportation segment, as the buyer of that business has alleged significant claims, which we are vigorously disputing; (6) as a result of continuing negative market conditions for the MBS business, we are pursuing additional or different business strategies that, if implemented, may involve new or additional risks, and there is no assurance we will be able to identify or successfully implement any such additional or different strategies; and (7) other factors discussed in our filings with the Securities and Exchange Commission. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Aether Holdings, Inc.
Steven Bass
(443) 394-5029

AETHER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
in thousands except per share data

Interest income from mortgaged-backed secuities	$2,617	$463	$9,775	$481
Interest income from cash and cash equivalents	$27	$209	$328	$447
Interest expense on repurchase agreements	(1,584)	—	(5,435)	—

Net interest income	1,060	672	4,668	928

Gain on sale of mortgage-backed securities	—	—	264	1,826

Other than temporary impairment on mortgage-backed securities	(3,993)	—	(3,993)	—

Operating (expenses) income
Selling, general and administrative expenses	(959)	(2,437)	(5,013)	(12,083)
Investment advisor fees	(97)	(38)	(386)	(67)
Depreciation	(36)	(664)	(159)	(2,212)
Stock compensation expense	—	(22)	(76)	(594)
Other expense (income)	(29)	33	231	(60)
Restructuring charge	—	(406)	7	(1,054)

Total operating expenses	(1,121)	(3,534)	(5,396)	(16,070)

Operating loss	(4,054)	(2,862)	(4,457)	(13,316)

Non-operating income (expense)
Other interest income	250	285	1,150	3,508
Interest expense from subordinated notes	—	(106)	—	(7,917)
Loss on early extinguishment of debt	—	(2,419)	—	(2,419)
Investment gain (loss), net	—	1,412	(19)	(3,559)

Total non-operating income (expense)	250	(828)	1,131	(10,387)

Loss from continuing operations	(3,804)	(3,690)	(3,326)	(23,703)

Discontinued operations
Loss from discontinued operations	—	—	—	(45,450)
Gain (loss) on sale of discontinued operations	—	(202)	(1,194)	20,825

Loss from discontinued operations	—	(202)	(1,194)	(24,625)

Net loss	$(3,804)	$(3,892)	$(4,520)	$(48,328)

Loss per share — basic and diluted — from continuing operations	$(0.09)	$(0.08)	$(0.07)	$(0.54)
Loss per share — basic and diluted — from discontinued operations	—	—	(0.03)	(1.04)
Income (loss) per share — basic and diluted — gain on sale of discontinued operations	—	(0.01)	—	0.47

Net loss per share — basic and diluted	$(0.09)	$(0.09)	$(0.10)	$(1.11)

Weighted average shares outstanding
Basic and Diluted	44,019	43,904	44,019	43,713

AETHER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31,	December 31,
	2005	2004
in thousands	(Unaudited)

Cash and cash equivalents	$1,092	$60,723
Mortgage-backed securities, at fair value	253,900	62,184
Interest receivable	1,174	356
Restricted cash	8,633	8,832
Property and equipment, net	255	367
Prepaid expenses and other assets	954	4,124

Total assets	$266,008	$136,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,465	$3,494
Repurchase agreements	133,924	—
Accrued employee compensation and benefits	70	186
Restructuring accruals	—	259
Accrued interest payable	48	—
Other liabilities	1,114	2,057

Total liabilities	139,621	5,996

Stockholders’ equity	126,387	130,590
Commitments and contingencies

Total liabilities and stockholders’ equity	$266,008	$136,586